Exhibit 99.1

August 4, 2005	Contact: Craig McCollam Dionex Corporation 408-481-4107
DIONEX REPORTS RECORD SALES AND EPS FOR THE FULL YEAR AND
FOURTH QUARTER
FOR RELEASE THURSDAY, AUGUST 4, 2005, 1:05 P.M. PDT
Sunnyvale, California — Dionex Corporation (NASDAQ: DNEX) today announced record sales and earnings per share for its full year and fourth quarter of fiscal 2005.
Sales for the fiscal year ended June 30, 2005, were $279.3 million, an increase of 8%, compared with the $258.8 million reported for the last fiscal year. Excluding the favorable effects of currency fluctuations, sales grew by 4% for the year. Diluted earnings per share for the year were $2.13, an increase of 13% over the $1.89 reported last year. Gross profit and operating income margins were strong at 67.0% and 23.2%, respectively. Cash flow from operations was very strong, totaling approximately $57 million for the year.
For the fourth quarter ended June 30, 2005, sales were $71.2 million, an increase of 3%, compared with the $69.3 million reported in the fourth quarter of last year. Excluding the favorable effects of currency fluctuations, sales grew by 1% for the quarter. Diluted earnings per share for the quarter were $.53, an increase of 8%, compared with the $.49 reported for the same quarter last year. Cash flow from operations for the quarter was very strong, totaling over $19 million.
During the fourth quarter, the Company repurchased 588,400 shares of its common stock, bringing the total shares repurchased for the year to 1,355,900 shares. In fiscal 2004, the Company repurchased 1,116,300 shares of its common stock.
Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “We finished the year with a solid fourth quarter, meeting our expectations. These fourth quarter results add to the strong results reported for the first three quarters, bringing our sales and earnings per share for the full year to the highest levels in the history of the Company.
“Excluding an incremental $3 million of nonrecurring sales in the fourth quarter of fiscal 2004 related to the new drinking water analysis regulations enacted in Japan last year, sales grew by 7% in the fourth quarter. Excluding the total $8 million of nonrecurring revenue reported in Japan for fiscal 2004, sales grew by 11% for the full fiscal year 2005.

“Sales in North America grew in the mid-single digits for the year, showing a positive trend in the fourth quarter. Sales in Europe grew mid-teens for both the quarter and the year. Sales in Japan were up slightly in the fiscal year when excluding the $8 million in incremental revenues related to the new drinking water regulations enacted in Japan in fiscal 2004. Sales in Asia/Pacific outside of Japan continued to grow strongly in the double digits, driven by strong business in China, Korea, Australia and India.
“Sales in our Life Sciences market were up slightly in the quarter and in the full fiscal year. Our Environmental market was down slightly due to the nonrecurring sales in Japan in fiscal 2004. Sales in our Chemical/Petrochemical and Food/Beverage markets were up in both the fourth quarter and the year. The softness in our Life Sciences business was mainly due to slower project spending at some of our larger pharmaceutical customers, though we observed a more positive trend towards the end of our fourth quarter.
“We also saw good growth in both ion chromatography and HPLC in fiscal 2005, with our ion chromatography products growing in the high single digits and our analytical flow HPLC products growing over 20%. The new high-end ICS-3000 RFIC ion chromatography and the new UltiMate 3000 nano/micro flow HPLC systems launched at the 2005 Pittsburgh Conference in late February have been well received by our customers and already contributed significantly to our fourth quarter results.
“Going into fiscal year 2006, Dionex will adopt SFAS 123R, the Financial Accounting Standard Board’s newly revised accounting standard for stock-based compensation. After careful consideration of various alternatives, we decided to continue with our strategy of using stock options as our long-term incentive and compensation vehicle. We believe stock options, provide the best balanced approach for both employees and our shareholders. Under our stock option program going forward, we plan to have a reduced annual option grant rate corresponding to an average of approximately 1.5% of our total shares outstanding. We forecast that our projected levels of grants will have a pre-tax expense impact of approximately 2% of our annual sales going forward.
“We believe that we are well-positioned for solid growth in fiscal 2006. Looking at the first quarter, we estimate that sales will be in the range of $66.0-$68.0 million and that GAAP diluted earnings per share will be in the range of $0.42-$0.44. For the entire year, we estimate that sales will be in the range of $294-$302 million and GAAP diluted earnings per share will be in the range of $2.12-$2.18. Excluding the projected option expense charges related to the adoption of SFAS 123R, our EPS will be in the range of $0.47-$0.49 for the first quarter and in the range of $2.32-$2.38 for the full year. These estimates are based on the following assumptions: (a) continued slight improvements in the economies of the U.S., Europe and Japan; (b) the demand from our pharmaceutical customers will improve in the second half of the fiscal year from the levels observed in calendar year 2005 so far; (c) foreign currency rates will not have a significant impact in fiscal 2006.”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.
The company will discuss fourth quarter results in a conference call on Thursday, August 4, 2005 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please turn into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, August 5, 2005 until 5:00 p.m. PT, Friday, September 30, 2005.
Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales	$71,156	$69,273	$279,317	$258,834
Cost of sales	22,564	24,470	91,754	88,944

Gross profit	48,592	44,803	187,563	169,890

Operating expenses:
Selling, general and administrative	28,644	23,671	102,539	89,100
Research and product development	5,227	4,951	20,354	19,155

Total operating expenses	33,871	28,622	122,893	108,255

Operating income	14,721	16,181	64,670	61,635

Interest income, net	346	201	1,100	561
Other income (expense)	421	(72)	801	(340)

Income before taxes on income	15,488	16,310	66,571	61,856
Taxes on income	4,349	5,678	21,081	20,481

Net income	$11,139	$10,632	$45,490	$41,375

Basic earnings per share	$0.55	$0.51	$2.20	$1.96

Diluted earnings per share	$0.53	$0.49	$2.13	$1.89

Shares used in computing per share amounts:
Basic	20,357	20,897	20,655	21,056

Diluted	20,868	21,822	21,388	21,943

CONDENSED CONSOLIDATED BALANCE SHEETS
AT JUNE 30, 2005 AND JUNE 30, 2004
(In thousands)
(Unaudited)

	June 30,	June 30,
	2005	2004
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$53,781	$58,786
Accounts receivable, net	55,450	53,128
Inventories	26,510	24,838
Other current assets	16,342	14,168

Total current assets	152,083	150,920

Property, plant and equipment, net	53,914	46,656
Goodwill and other intangible assets, net	27,556	29,032
Other assets	4,600	8,857

	$238,153	$235,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$—	$1,468
Accounts payable	10,031	8,113
Accrued liabilities	34,939	31,822
Income taxes payable	1,593	2,214
Accrued product warranty	3,514	3,584

Total current liabilities	50,077	47,201

Deferred income taxes and other	6,305	4,810
Stockholders’ equity	181,771	183,454

	$238,153	$235,465

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